EXHIBIT 99.1

Contact: Anne H. Lloyd
Executive Vice President and Chief
Financial Officer
(919) 783-4660
www.martinmarietta.com

MARTIN MARIETTA REPORTS RECORD THIRD-QUARTER RESULTS

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Record Net Earnings with Consolidated Net Sales in Excess of $1 Billion

Consolidated Gross Margin Expands 480 Basis Points

Aggregates Product Line Volume and Pricing Up 5 Percent

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Company Repurchases $158 Million of Common Stock

Company Completes $420 Million Sale of California Cement Operations

RALEIGH, North Carolina (November 3, 2015) – Martin Marietta Materials, Inc. (NYSE:MLM) today reported record results for the third quarter ended September 30, 2015.

Ward Nye, Chairman, President and CEO of Martin Marietta, stated, “Our record third-quarter results reflect the Company’s considerable earnings power resulting from the continued successful execution of our strategic plan. We believe that a construction-centric recovery is underway in our geographic markets, as evidenced by the growing demand for construction materials and favorable pricing that led to consolidated net sales of more than $1 billion, a milestone for our shareholders and employees. Our continuing focus on operational excellence and cost discipline enabled us to leverage those sales into a 480-basis-point increase in our gross margin, generating a consolidated incremental gross margin (excluding freight and delivery revenues) of 77 percent. This gain underscores the depth and breadth of our profitability trajectory. Looking beyond the third quarter, we are extremely pleased with our contractor backlogs, including future deliveries of weather-related delays from the first half of the year. Absent the early onset of winter weather, our outlook for the fourth quarter remains strong. Additionally, growing state Department of Transportation initiatives, plus the increasing likelihood that a multi-year federal highway bill will pass, make us highly optimistic that the construction-centric momentum will continue to grow our sales and profits in 2016 and beyond.

“Aggregates product line volume growth was led by a 9 percent increase in the Southeast Group. The Mid-America Group, which includes North and South Carolina, generated a 5 percent increase, despite record rainfall during the latter part of September. Employment growth, which provides a foundation for increased construction activity, is experiencing its strongest improvement since 2000, with North Carolina, Georgia and Florida each ranking in the top ten states for job growth. This trend is expected to further the ongoing recovery in the Southeastern United States, a region of disproportionate profitability for our business.

“The West Group achieved a 5 percent increase in aggregates product line shipments. This coincides with Texas ranking third in the country for job growth, underscoring that state’s economic diversity. Notably, Dallas-Fort Worth-Arlington is the third ranked metro area in the United States for job growth, according to the Bureau of Labor Statistics. A key driver of Texas’ sustained success is its recognition of the link between infrastructure investment and economic growth. To that effect, the Texas Department of Transportation commissioned
$7.4 billion in projects in fiscal year 2015, which added to a multi-year backlog, and is operating with a strong 2016 budget forecasted to exceed $10 billion. Further, Proposition 7, a Texas ballot initiative that would

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MLM Announces Third-Quarter 2015 Results

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dedicate an additional $2.5 billion annually for non-toll road projects, is expected to receive voter approval today.

“On September 30, 2015, we completed the sale of our California cement business to CalPortland Cement Company for $420 million. We are grateful to the skilled workforce at these operations for their contributions during the period of Martin Marietta’s ownership. As previously indicated, we expect to use the net proceeds from the sale to repurchase additional shares of our stock under our existing authorization. In anticipation of the sale proceeds, during the third quarter we repurchased 917,000 shares for $158 million.”

Mr. Nye continued, “In line with our stated capital allocation priorities, we have returned $339 million to our shareholders during the first nine months of the year. Key profit drivers, namely pricing, volume and cost, are expected to remain positive and further increase profitability and free cash flow. We expect our prudent allocation between investing in the business and returning cash to shareholders, coupled with a relentless commitment to industry-leading safety standards, to help drive increased long-term shareholder value.”

NOTABLE ITEMS FOR THE QUARTER (ALL COMPARISONS ARE VERSUS THE PRIOR-YEAR THIRD QUARTER)

•	Record consolidated net sales of $1.0 billion compared with $917.9 million, an increase of 9.5 percent
•	Aggregates product line volume increase of 5.4 percent; aggregates product line price increase of 5.4 percent
•	Cement business net sales of $110.5 million and gross profit of $38.2 million
•	Magnesia Specialties net sales of $57.3 million and earnings from operations of $17.0 million
•	Consolidated gross margin (excluding freight and delivery revenues) of 26.1 percent, an increase of 480 basis points
•	Consolidated selling, general and administrative expenses (SG&A) of $54.9 million, or 5.5 percent of net sales
•

Consolidated adjusted earnings from operations of $208.2 million (which excludes a $25.1 million loss on the sale of the California cement operations and an additional $3.6 million of related expenses) compared with $153.0 million (which excludes $37.0 million of one-time expenses related to the TXI acquisition); reported earnings from operations of $179.5 million compared with $116.0 million

•

Adjusted earnings per diluted share of $2.04 (which excludes the $0.30 per diluted share impact of the sale of the California cement operations and related expenses) compared with $1.45 (which excludes the $0.66 per diluted share impact of one-time net expenses related to the TXI acquisition); reported earnings per diluted share of $1.74 compared with $0.79

QUARTERLY OPERATING RESULTS (ALL COMPARISONS ARE VERSUS THE PRIOR-YEAR THIRD QUARTER UNLESS NOTED OTHERWISE)

Aggregates Business

Aggregates product line shipments to the infrastructure market comprised 43 percent of quarterly volumes and increased 5 percent. Each reportable group achieved an increase, led by growth of 8 percent in the West Group. Major project activity in Texas, Florida, Georgia and North Carolina continues to accelerate, as states take increased responsibility for funding infrastructure investments. In fact, highway awards for the trailing twelve months through July were at their highest level since 2000, despite federal funding being provided under a Congressional continuing resolution. The provisions of the Moving Ahead for Progress in the 21st Century, or MAP-21, have been extended through November 20, 2015. Management continues to anticipate that Congress

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will pass and the President will sign a new multi-year bill later this year. Presently, relevant committees in both the House and Senate have proposed six-year bills that each provide increased funding levels serving to alleviate state-level uncertainty currently hampering the pace of construction activity; this is particularly relevant for rural construction markets.

The nonresidential market represented 30 percent of quarterly aggregates product line shipments and were relatively flat. The light nonresidential component, which includes the commercial sector, increased in each reportable group and reported overall growth of 29 percent. This improvement was offset by a decline in the heavy nonresidential component, which includes the industrial and energy sectors. Texas continues to lead the nation in nonresidential construction, with the benefits of multi-year, energy-related projects offsetting direct shipments to the shale fields that are currently lower due to reduced oil prices. Notwithstanding the challenging commodity price environment, the Company continues to expect energy-related activity to remain strong, supported by more than $100 billion of planned projects along the Gulf Coast with a significant portion of these projects in Texas. On a national scale, Florida, North Carolina and South Carolina each rank in the top 15 in growth (based on dollars invested) in nonresidential construction.

The residential end-use market accounted for 18 percent of quarterly aggregates product line shipments, and volumes within this market increased 15 percent. Nationally, residential starts increased 10 percent for the trailing twelve months ended September 2015. Florida and Georgia each rank in the top five states for growth in total residential starts while Texas, Colorado, North Carolina and South Carolina each rank in the top ten states for single-family housing starts. Consistent with the National Association of Homebuilders latest market index in October, the Company continues to witness strong residential subdivision development in nearly all of its relevant markets. The ChemRock/Rail market accounted for the remaining 9 percent of aggregates product line shipments. Volumes to this end use increased 7 percent, attributable to higher railroad ballast shipments.

Aggregates product line pricing grew in all reportable groups, led by the 6.6 percent increase in the West Group, with notable improvement in Central and South Texas. The Southeast Group and Mid-America Group reported increases of 5.8 percent and 4.1 percent, respectively.

Aggregates product line total production cost per ton shipped declined slightly. Lower energy costs continue to benefit the cost structure.

The Aggregates business gross margin (excluding freight and delivery revenues) was 25.3 percent, an increase of 500 basis points. Incremental gross margin (excluding freight and delivery revenues) for the aggregates business was 68 percent, with each reportable group exceeding internal expectations.

The heritage ready mixed concrete product line reported a 19 percent increase in shipments and a 9 percent increase in average selling price, which led to a 29 percent increase in net sales and gross margin expansion of 240 basis points (excluding freight and delivery revenues). For the quarter, the legacy TXI ready mixed concrete operations contributed $137 million of net sales, an increase of 8 percent. The hot mixed asphalt product line reported a slight increase in average selling price and $27 million of net sales.

Magnesia Specialties Business

Magnesia Specialties continued to deliver strong performance and generated third-quarter net sales of
$57.3 million and a gross margin (excluding freight and delivery revenues) of 33.9 percent. Net sales were impacted by lower domestic steel production, which is down almost 8 percent year-to-date versus the

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comparable period of 2014. Third-quarter earnings from operations were $17.0 million compared with $17.7 million.

Cement Business

The Cement business is benefitting from continued resilience in the Texas market, where pricing advances are proving more impactful than near-term demand dynamics. Average selling price increased 16.3 percent, reflective of price increases over the past twelve months coupled with the impact of the expiration of legacy TXI cement contracts with below-market pricing. The Company expects the remainder of the legacy TXI contracts to roll off by the end of the year. Third-quarter cement gross margin expanded 1,250 basis points to 34.6 percent, including $5.4 million in planned cement kiln maintenance costs, which are expected to double in the fourth quarter. The Company believes these trends bode well for performance as demand in the Texas markets continues to stabilize and mature over the next six-to-twelve months. For the quarter, the business generated $110.5 million of net sales, which were adversely affected by the sale of the California cement plant, as customers realigned their cement purchases post the August announcement of the planned divestiture of that piece of the Company’s business. Despite this, gross profit of $38.2 million increased $14.0 million over the prior-year quarter. The Company remains diligent in achieving margin growth in this business.

The Portland Cement Association, or PCA, forecasts a favorable supply/demand imbalance in Texas over the next several years, with continued growth on an annual basis through 2019.

CONSOLIDATED OPERATING RESULTS

Consolidated SG&A was 5.5 percent of net sales compared with 5.3 percent in the prior-year quarter. The increase reflects higher pension expense in 2015. During the third quarter of 2015, the Company incurred a loss of $25.1 million on the sale of the California Cement business and $3.6 million of related expenses subsequent to the transaction. Exclusive of these charges, adjusted earnings from operations for the quarter were $208.2 million compared with $153.0 million in the prior-year period, which excludes $37.0 million of nonrecurring TXI acquisition-related expenses, net.

Excluding discrete events, the 2015 estimated effective income tax rate for the year-to-date period was
30 percent, in line with annual guidance. Income tax expense for the third quarter includes a $3.2 million charge to reserve certain state net operating loss (NOL) carry forwards as a result of the California Cement business sale. For the year, the Company expects to utilize the $509 million remaining allowable NOL carry forwards acquired with TXI. Martin Marietta will have fully utilized the approximately $530 million of NOL carry forwards one-year ahead of its original plan.

LIQUIDITY AND CAPITAL RESOURCES

Cash provided by operating activities for the first nine months of 2015 was $319.6 million compared with $201.6 million in the comparable 2014 period. The increase is principally attributable to higher earnings before depreciation, depletion and amortization expense, partially offset by higher working capital and cash payments made in 2015, for 2014 taxes.

Capital investment for the first nine months of 2015 was $212.4 million, which includes $71 million related to the new Medina limestone quarry outside of San Antonio. The Medina quarry is rail connected and will ship

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November 3, 2015

aggregates products to South Texas, including Houston. The project is on budget and scheduled to be operational by January 1, 2016.

At September 30, 2015, the ratio of consolidated debt to consolidated EBITDA, as defined, for the trailing twelve months was 2.2 times, in compliance with the Company’s leverage covenant.

SHARE REPURCHASE PROGRAM

The Company is authorized to execute a share repurchase program under which it may acquire up to 20 million shares of its outstanding common stock. Repurchases are expected to be carried out through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades, accelerated share purchase transactions, or any combination of such methods. The Company expects to complete the repurchase program over the next several years, though the actual timing of completion will be based on an ongoing assessment of the capital needs of the business, the market price of the Company’s common stock and general market conditions. Share repurchases will be executed based on then-current business and market factors; therefore, the actual return of capital in any single quarter may vary. The repurchase program may be modified, suspended or discontinued by the Board at any time without prior notice.

During the quarter, the Company repurchased 917,000 shares of its common stock for $158 million. For the year-to-date period, the Company has repurchased 1,587,000 shares of its common stock for $258 million.

FULL-YEAR 2015 OUTLOOK

The Company is encouraged by positive trends in its business and markets, notably:

•	Nonresidential construction is expected to increase in both the heavy industrial and commercial sectors. The Dodge Momentum Index remains high and signals continued growth.
•	Energy-related economic activity, including follow-on public and private construction activities in the Company’s primary markets, is anticipated to remain strong.
•

Residential construction is expected to continue to grow, driven by historically low levels of construction activity over the previous several years, employment gains, low mortgage rates, significant lot absorption, higher multi-family rental rates and rising housing prices.

•

For the public sector, authorized highway funding from MAP-21 should remain stable compared with 2014. Additionally, state initiatives to finance infrastructure projects, including support from TIFIA, are expected to grow and continue to play an expanded role in public-sector activity.

Based on these external trends, the Company anticipates the following for the full year:

•	Aggregates end-use markets compared to 2014 levels are as follows:

•Infrastructure market to increase in the low-single digits.

•Nonresidential market to increase in the mid-single digits.

•Residential market to experience a double-digit increase.

•ChemRock/Rail market to remain relatively flat.

•	Aggregates product line shipments to increase by 7 to 10 percent compared with 2014 levels.
•	Heritage aggregates shipments to increase 3 to 5 percent
•	Aggregates product line pricing to increase by 7 to 9 percent compared with 2014.
•	Aggregates product line production cost per ton shipped to remain relatively flat.
•	Aggregates-related downstream product lines to generate between $875 million and $925 million of net sales and $80 million to $85 million of gross profit.

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MLM Announces Third-Quarter 2015 Results

November 3, 2015

•	Net sales for the Cement segment to be between $375 million and $400 million, generating $105 million to $110 million of gross profit.
•	Net sales for the Magnesia Specialties segment to be between $235 million and $240 million, generating $80 million to $85 million of gross profit.
•	SG&A expenses as a percentage of net sales to be slightly above 6.0 percent, inclusive of an $18 million increase in heritage pension costs that resulted from a lower discount rate.
•	Interest expense to approximate $75 million to $80 million.
•	Estimated effective income tax rate to approximate 31 percent, excluding discrete events.
•

Consolidated EBITDA to range from $800 million to $820 million, exclusive of the loss on the California cement sale and related expenses and absent the early onset of winter weather in the Company’s markets.

•	Capital expenditures to approximate $330 million to $350 million, including $35 million of synergy-related capital and approximately $80 million for the Medina limestone quarry.

The Company has started framing a preliminary 2016 outlook for its aggregates end-use markets based on its internal observations in conjunction with McGraw Hill Construction’s economic forecast. The Company currently expects the following:

•	Infrastructure market to increase slightly.
•	Nonresidential market to increase slightly.
•	Residential market to experience a double-digit increase.
•	ChemRock/Rail market to remain relatively flat.

While the Company is optimistic regarding the passage of a multi-year highway bill, the preliminary 2016 outlook excludes any resulting increase in infrastructure construction activity.

The Company’s outlook for the cement industry is largely consistent with PCA’s forecast. Cement demand in Texas is forecasted to be up 4 percent in 2016.

Mr. Nye concluded, “As we begin to conclude 2015, we are encouraged by how well we performed, especially in light of the significant task of integrating TXI into Martin Marietta. It is a testimonial to our people and our processes that the integration went as smoothly as it did. Importantly, I look no further than the 50 percent improvement in the safety record of the acquired businesses, as evidence of integrating the cultures of our combined company. More importantly, with the effort substantially behind us, and the positive economic environment in our geographies, we are excited about our outlook for 2016 and beyond. Our leading position in the overwhelming majority of our markets should provide us with continued opportunities to increase profitability. We remain committed to executing our strategic plan, investing in the growth of our business and returning capital through share repurchases, all with the view towards increasing shareholder value.”

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November 3, 2015

RISKS TO OUTLOOK

The outlook includes management’s assessment of the likelihood of certain risks and uncertainties that will affect performance. The most significant risks to the Company’s performance will be Congress’ actions and timing surrounding federal highway funding and uncertainty over the funding mechanism for the Highway Trust Fund. Congress recently extended federal highway funding through continuing resolution through November 20, 2015. Additionally, all of the Company’s businesses are also subject to weather-related risks that can significantly affect production schedules and profitability. The first and fourth quarters are most adversely affected by winter weather. Hurricane activity in the Atlantic Ocean and Gulf Coast generally is most active during the third and fourth quarters. Further, a decline in consumer confidence may negatively impact investment in construction projects. While both MAP-21 and TIFIA credit assistance are excluded from the U.S. debt ceiling limit, this issue may have a significant impact on the economy and, consequently, construction activity. Other risks and uncertainties related to the Company’s future performance include, but are not limited to: both price and volume, and a recurrence of widespread decline in aggregates volume negatively affecting aggregates price; the termination, capping and/or reduction of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; a significant change in the funding patterns for traditional federal, state and/or local infrastructure projects; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases; a decline in nonresidential construction; a decline in energy-related drilling activity resulting from a sustained period of low global oil prices or changes in oil production patterns in response to this decline and certain regulatory or other economic factors; a slowdown in the residential construction recovery, or some combination thereof; a reduction in economic activity in the Company’s Midwest states resulting from reduced funding levels provided by the Agricultural Act of 2014 and a reduction in capital investment by the railroads; an increase in the cost of compliance with governmental laws and regulations; unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to cement production facilities; and the possibility that certain expected synergies and operating efficiencies in connection with the TXI acquisition are not realized within the expected time frames or at all. Further, increased highway construction funding pressures resulting from either federal or state issues can affect profitability. If these negatively affect transportation budgets more than in the past, construction spending could be reduced. Cement is subject to cyclical supply and demand and price fluctuations. The Magnesia Specialties business essentially runs at capacity; therefore, any unplanned changes in costs or realignment of customers introduce volatility to the earnings of this segment.

The Company’s principal business serves customers in aggregates-related construction markets. This concentration could increase the risk of potential losses on customer receivables; however, payment bonds normally posted on public projects, together with lien rights on private projects, help to mitigate the risk of uncollectible receivables. The level of aggregates demand in the Company’s end-use markets, production levels and the management of production costs will affect the operating leverage of the Aggregates business and, therefore, profitability. Production costs in the Aggregates business are also sensitive to energy and raw material prices, both directly and indirectly. Diesel fuel and other consumables change production costs directly through consumption or indirectly by increased energy-related input costs, such as steel, explosives, tires and conveyor belts. Fluctuating diesel fuel pricing also affects transportation costs, primarily through fuel surcharges in the Company’s long-haul distribution network. The Cement business is also energy intensive and fluctuations in the price of coal affects costs. The Magnesia Specialties business is sensitive to changes in domestic steel capacity utilization and the absolute price and fluctuations in the cost of natural gas.

Transportation in the Company’s long-haul network, particularly the supply of railcars and locomotive power and condition of rail infrastructure to move trains, affects the Company’s ability to efficiently transport

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aggregate into certain markets, most notably Texas, Florida and the Gulf Coast. The Corporation’s new Medina limestone quarry is dependent on rail-movement for substantially all of its product shipments. In addition, availability of railcars and locomotives affects the Company’s ability to move dolomitic lime, a key raw material for magnesia chemicals, to both the Company’s plant in Manistee, Michigan, and customers. The availability of trucks, drivers and railcars to transport the Company’s product, particularly in markets experiencing high growth and increased demand, is also a risk and pressures the associated costs.

Risks to the outlook also include shipment declines as a result of economic events beyond the Company’s control. In addition to the impact on nonresidential and residential construction, the Company is exposed to risk in its estimated outlook from credit markets and the availability of and interest cost related to its debt.

The Company’s future performance is also exposed to risks from tax reform at the federal and state levels.

CONFERENCE CALL INFORMATION

The Company will discuss its third-quarter earnings results on a conference call and online web simulcast today (November 3, 2015). The live broadcast of the Martin Marietta conference call will begin at 2:00 p.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s website. Additionally, the Company has posted supplemental financial information related to its third-quarter performance on its website.

For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 56391070.

ABOUT MARTIN MARIETTA

Martin Marietta, an American-based company and a member of the S&P 500 Index, is a leading supplier of aggregates and heavy building materials, with operations spanning 26 states, Canada and the Caribbean. Dedicated teams at Martin Marietta supply the resources for the roads, sidewalks and foundations on which we live. Martin Marietta’s Magnesia Specialties business provides a full range of magnesium oxide, magnesium hydroxide and dolomitic lime products. For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com.

If you are interested in Martin Marietta stock, management recommends that, at a minimum, you read the Company’s current annual report and Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (SEC) over the past year.  The Company’s recent proxy statement for the annual meeting of shareholders also contains important information.  These and other materials that have been filed with the SEC are accessible through the Company’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov.  You may also write or call the Company’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Company believes in good faith are reasonable but which may be materially different from actual results.  Forward-looking statements give the investor our expectations or forecasts of future events.  You can identify these statements by the fact that they do not relate only to historical or current facts.  They may use words such as "anticipate," "expect," "should be," "believe," “will”, and other words of similar meaning in connection with future events or future operating or financial performance.  Any or all of our forward-looking statements here and in other publications may turn out to be wrong.

Factors that the Company currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to, Congress’ actions and timing surrounding

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federal highway funding and uncertainty over the funding mechanism for the Highway Trust Fund; the performance of the United States economy and the resolution and impact of the debt ceiling and sequestration issues; widespread decline in aggregates pricing; the history of both cement and ready mixed concrete, to be subject to significant changes in supply, demand and price; the termination, capping and/or reduction of the federal and/or state gasoline tax(es) or other revenue related to infrastructure construction; the level and timing of federal and state transportation funding, most particularly in Texas, North Carolina, Iowa, Colorado and Georgia; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Company serves; a reduction in defense spending, and the subsequent impact on construction activity on or near military bases; a decline in the commercial component of the nonresidential construction market, notably office and retail space; a slowdown in energy-related drilling activity, particularly in Texas; a slowdown in residential construction recovery; a reduction in construction activity and related shipments due to a decline in funding under the domestic farm bill; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to spring or the early onset of winter and the impact of a drought or excessive rainfall in the markets served by the Company; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts, and with respect to the Magnesia Specialties and Cement businesses, natural gas; continued increases in the cost of other repair and supply parts; unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to cement production facilities; increasing governmental regulation, including environmental laws; transportation availability, notably the availability of railcars and locomotive power to move trains to supply the Company’s Texas, Florida and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy and other costs to comply with tightening regulations as well as higher volumes of rail and water shipments; availability of trucks and licensed drivers for transport of the Company’s materials, particularly in areas with significant energy-related activity, such as Texas and Colorado; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Company’s dolomitic lime products; proper functioning of information technology and automated operating systems to manage or support operations; inflation and its effect on both production and interest costs; ability to successfully integrate acquisitions quickly and in a cost-effective manner and achieve anticipated profitability to maintain compliance with the Company’s leverage ratio debt covenant; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Company’s tax rate;  violation of the Company’s debt covenant if price and/or volumes return to previous levels of instability; downward pressure on the Company’s common stock price and its impact on goodwill impairment evaluations; reduction of the Company’s credit rating to non-investment grade resulting from strategic acquisitions; and other risk factors listed from time to time found in the Company’s filings with the SEC.  Other factors besides those listed here may also adversely affect the Company, and may be material to the Company.  The Company assumes no obligation to update any such forward-looking statements.

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MLM Announces Third-Quarter 2015 Results

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MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net sales	$1,005.2	$917.9	$2,487.3	$1,899.6
Freight and delivery revenues	77.0	85.8	207.7	202.0
Total revenues	1,082.2	1,003.7	2,695.0	2,101.6
Cost of sales	742.7	722.3	1,950.4	1,542.6
Freight and delivery costs	77.0	85.8	207.7	202.0
Total cost of revenues	819.7	808.1	2,158.1	1,744.6
Gross profit	262.5	195.6	536.9	357.0
Selling, general and administrative expenses	54.9	48.4	161.1	119.2
Acquisition-related expenses, net	2.1	26.1	5.8	41.2
Other operating expenses, net	26.0	5.1	27.9	0.3
Earnings from operations	179.5	116.0	342.1	196.3
Interest expense	18.9	19.8	57.4	45.0
Other nonoperating (income) and expenses, net	(4.5)	(1.8)	(6.6)	1.3
Earnings from continuing operations before taxes on income	165.1	98.0	291.3	150.0
Income tax expense	47.5	44.1	85.6	59.6
Earnings from continuing operations	117.6	53.9	205.7	90.4
Loss on discontinued operations, net of related tax benefit
of $0.0 and $0.1, respectively	-	(0.1)	-	(0.1)
Consolidated net earnings	117.6	53.8	205.7	90.3
Less: Net earnings (loss) attributable to noncontrolling interests	0.1	0.1	0.1	(1.3)
Net earnings attributable to Martin Marietta Materials, Inc.	$117.5	$53.7	$205.6	$91.6

Net earnings per common share:
Basic from continuing operations attributable to common shareholders	$1.75	$0.80	$3.05	$1.71
Discontinued operations attributable to common shareholders	-	-	-	-
	$1.75	$0.80	$3.05	$1.71

Diluted from continuing operations attributable to common shareholders	$1.74	$0.79	$3.03	$1.70
Discontinued operations attributable to common shareholders	-	-	-	-
	$1.74	$0.79	$3.03	$1.70

Dividends per common share	$0.40	$0.40	$1.20	$1.20

Average number of common shares outstanding:
Basic	66.8	67.1	67.2	53.3
Diluted	67.1	67.5	67.5	53.6

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MLM Announces Second-Quarter 2015 Results

November 3, 2015

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Net sales:
Aggregates Business:
Mid-America Group	$265.6	$244.3	$632.7	$569.6
Southeast Group	78.3	68.0	214.5	194.2
West Group	493.5	437.4	1,156.1	848.4
Total Aggregates Business	837.4	749.7	2,003.3	1,612.2
Cement	110.5	109.5	307.5	109.5
Magnesia Specialties	57.3	58.7	176.5	177.9
Total	$1,005.2	$917.9	$2,487.3	$1,899.6
Gross profit (loss):
Aggregates Business:
Mid-America Group	$97.4	$82.9	$184.7	$150.0
Southeast Group	11.5	4.7	24.1	4.8
West Group	102.9	64.6	196.2	116.7
Total Aggregates Business	211.8	152.2	405.0	271.5
Cement	38.2	24.2	87.6	24.2
Magnesia Specialties	19.4	20.0	60.8	62.2
Corporate	(6.9)	(0.8)	(16.5)	(0.9)
Total	$262.5	$195.6	$536.9	$357.0
Selling, general and administrative expenses:
Aggregates Business:
Mid-America Group	$12.9	$13.0	$39.2	$39.1
Southeast Group	4.5	4.4	13.3	13.2
West Group	16.6	14.2	48.4	35.9
Total Aggregates Business	34.0	31.6	100.9	88.2
Cement	6.8	6.3	20.1	6.3
Magnesia Specialties	2.4	2.4	7.1	7.3
Corporate	11.7	8.1	33.0	17.4
Total	$54.9	$48.4	$161.1	$119.2
Earnings (Loss) from operations:
Aggregates Business:
Mid-America Group	$85.7	$71.2	$148.4	$116.7
Southeast Group	7.6	0.3	10.8	(7.1)
West Group [1]	87.5	92.1	151.2	125.1
Total Aggregates Business	180.8	163.6	310.4	234.7
Cement [2]	2.8	18.3	37.5	18.3
Magnesia Specialties	17.0	17.7	53.5	55.0
Corporate	(21.1)	(83.6)	(59.3)	(111.7)
Total	$179.5	$116.0	$342.1	$196.3

(1) West results for the three and nine months ended September 30, 2014 reflect $40.8 million of nonrecurring earnings, net.

(2) Cement results for the three and nine months ended September 30, 2015 reflect $28.7 million and $29.9 million, respectively, for the loss on the sale of the California cement business and related expenses.

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MLM Announces Second-Quarter 2015 Results

November 3, 2015

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net sales by product line:
Heritage:
Aggregates Business:
Aggregates	$484.4	$442.0	$1,230.1	$1,127.9
Asphalt	26.8	26.9	55.3	60.0
Ready Mixed Concrete	72.7	56.5	165.7	146.9
Road Paving	71.0	60.3	117.3	113.3
Total Aggregates Business	654.9	585.7	1,568.4	1,448.1
Magnesia Specialties Business	57.3	58.7	176.5	177.9
Acquisition:
Aggregates Business:
Aggregates	45.6	36.8	113.7	36.8
Ready Mixed Concrete	136.9	127.2	321.2	127.3
Total Aggregates Business	182.5	164.0	434.9	164.1
Cement Business	110.5	109.5	307.5	109.5
Total	$1,005.2	$917.9	$2,487.3	$1,899.6
Gross profit (loss) by product line:
Heritage:
Aggregates Business:
Aggregates	$151.9	$119.0	$315.8	$229.2
Asphalt	10.8	7.3	13.7	10.8
Ready Mixed Concrete	13.3	9.0	25.6	18.9
Road Paving	11.3	6.9	11.5	2.6
Total Aggregates Business	187.3	142.2	366.6	261.5
Magnesia Specialties Business	19.4	20.0	60.8	62.2
Corporate	(6.5)	(0.2)	(14.8)	(0.3)
Acquisition:
Aggregates Business:
Aggregates	14.2	0.3	29.0	0.3
Ready Mixed Concrete	10.3	9.7	9.3	9.7
Total Aggregates Business	24.5	10.0	38.3	10.0
Cement Business	38.2	24.2	87.6	24.2
Corporate	(0.4)	(0.6)	(1.6)	(0.6)
Total	$262.5	$195.6	$536.9	$357.0

Depreciation	$56.8	$59.8	$176.6	$140.8
Depletion	4.1	3.6	10.5	6.3
Amortization	4.1	4.5	12.8	7.0
	$65.0	$67.9	$199.9	$154.1

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MLM Announces Second-Quarter 2015 Results

November 3, 2015

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(Dollars in millions)

	Three Months Ended
	September 30,
	Heritage Martin Marietta(1)	Acquired Operations(2)	Nonrecurring Transaction Items(3)	Consolidated
	2015	2015	2015	2015
Net sales	$712.2	$293.0	$-	$1,005.2
Freight and delivery revenues	64.2	12.8	-	77.0
Total revenues	776.4	305.8	-	1,082.2
Cost of sales	512.1	230.6	-	742.7
Freight and delivery costs	64.2	12.8	-	77.0
Total cost of revenues	576.3	243.4	-	819.7
Gross profit	200.1	62.4	-	262.5
Selling, general and administrative expenses(4)	41.6	13.3	-	54.9
Acquisition-related expenses, net	-	-	2.1	2.1
Other operating (income) expense, net	(2.7)	-	28.7	26.0
Earnings (Loss) from operations	$161.2	$49.1	$(30.8)	$179.5

(1) Heritage Martin Marietta is consolidated 2015 results excluding the operating results of acquired TXI locations and two small acquisitions closed in the first quarter of 2015 and nonrecurring items directly attributable to the TXI acquisition.

(2) Acquired operations reflect operating results of acquired TXI locations and two small acquisitions closed in the first quarter of 2015.
(3) Nonrecurring transaction items are primarily integration expenses related to the TXI acquisition and the loss on the sale of the California cement operations and related charges.
(4) Selling, general and administrative expenses for acquired operations include the allocation of $4.5 million of Corporate overhead.

	Three Months Ended
	September 30,
	Heritage Martin Marietta	Heritage Martin Marietta	Variance(5) - Favorable
	2015	2014	(Unfavorable)
Net sales	$712.2	$644.4	$67.8
Freight and delivery revenues	64.2	71.7	(7.5)
Total revenues	776.4	716.1	60.3
Cost of sales	512.1	482.4	(29.7)
Freight and delivery costs	64.2	71.7	7.5
Total cost of revenues	576.3	554.1	(22.2)
Gross profit	200.1	162.0	38.1
Selling, general and administrative expenses	41.6	32.6	(9.0)
Other operating (income) and expenses, net	(2.7)	6.0	8.7
Earnings from operations, excluding acquisition- related expenses, net	$161.2	$123.4	$37.8

(5) The variance reflects the change between Heritage Martin Marietta 2015 and Heritage Martin Marietta 2014.

- MORE -

MLM Announces Second-Quarter 2015 Results

November 3, 2015

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(Dollars in millions)

	Nine Months Ended
	September 30,
	Heritage Martin Marietta(1)	Acquired Operations(2)	Nonrecurring Transaction Items(3)	Consolidated
	2015	2015	2015	2015
Net sales	$1,744.9	$742.4	$-	$2,487.3
Freight and delivery revenues	172.0	35.7	-	207.7
Total revenues	1,916.9	778.1	-	2,695.0
Cost of sales	1,332.3	618.1	-	1,950.4
Freight and delivery costs	172.0	35.7	-	207.7
Total cost of revenues	1,504.3	653.8	-	2,158.1
Gross profit	412.6	124.3	-	536.9
Selling, general and administrative expenses(4)	122.3	38.8	-	161.1
Acquisition-related expenses, net	-	-	5.8	5.8
Other operating (income) and expenses, net	(3.1)	1.1	29.9	27.9
Earnings (Loss) from operations	$293.4	$84.4	$(35.7)	$342.1

(1) Heritage Martin Marietta is consolidated 2015 results excluding the operating results of acquired TXI locations and two small acquisitions closed in the first quarter of 2015 and acquisition-related expenses, net, which primarily consist of nonrecurring items directly attributable to the TXI acquisition.

(2) Acquired operations reflect operating results of acquired TXI locations and two small acquisitions closed in the first quarter of 2015.
(3) Nonrecurring transaction items are primarily integration expenses related to the TXI acquisition and the loss on the sale of the California cement operations and related charges.
(4) Selling, general and administrative expenses for acquired operations include the allocation of $13.5 million of Corporate overhead.
	Nine Months Ended
	September 30,
	Heritage Martin Marietta	Heritage Martin Marietta	Variance(5) - Favorable
	2015	2014	(Unfavorable)
Net sales	$1,744.9	$1,626.1	$118.8
Freight and delivery revenues	172.0	188.0	(16.0)
Total revenues	1,916.9	1,814.1	102.8
Cost of sales	1,332.3	1,302.7	(29.6)
Freight and delivery costs	172.0	188.0	16.0
Total cost of revenues	1,504.3	1,490.7	(13.6)
Gross profit	412.6	323.4	89.2
Selling, general and administrative expenses	122.3	103.4	(18.9)
Other operating (income) and expenses, net	(3.1)	1.2	4.3
Earnings from operations, excluding acquisition-related expenses, net	$293.4	$218.8	$74.6

(5) The variance reflects the change between Heritage Martin Marietta 2015 and Heritage Martin Marietta 2014.

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MLM Announces Second-Quarter 2015 Results

November 3, 2015

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights - West Group
(Dollars in millions)

	Three Months Ended
	September 30,
	Heritage West	Acquired Operations	West
	2015(1)	2015(2)	2015
Net sales	$312.0	$181.5	$493.5
Freight and delivery revenues	30.7	7.1	37.8
Total revenues	342.7	188.6	531.3
Cost of sales	233.2	157.4	390.6
Freight and delivery costs	30.7	7.1	37.8
Total cost of revenues	263.9	164.5	428.4
Gross profit	$78.8	$24.1	$102.9

(1) Heritage West 2015 results reflect the 2015 West results less the operating results of acquired TXI locations and one other small acquisition.

(2) Acquired operations reflect the operating results for all acquired TXI aggregates and ready mixed concrete operations reported in the West Group and one small acquisition closed in the first quarter of 2015.

	Three Months Ended
	September 30,
	Heritage West	West	Variance(3) - Favorable
	2015	2014	(Unfavorable)
Net sales	$312.0	$273.4	$38.6
Freight and delivery revenues	30.7	34.1	(3.4)
Total revenues	342.7	307.5	35.2
Cost of sales	233.2	218.8	(14.4)
Freight and delivery costs	30.7	34.1	3.4
Total cost of revenues	263.9	252.9	(11.0)
Gross profit	$78.8	$54.6	$24.2

(3) The variance reflects the change between Heritage West 2015 and West 2014.

- MORE -

MLM Announces Second-Quarter 2015 Results

November 3, 2015

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights - West Group
(Dollars in millions)

	Nine Months Ended September 30,
	Heritage West	Acquired Operations	West
	2015(1)	2015(2)	2015
Net sales	$723.2	$432.9	$1,156.1
Freight and delivery revenues	88.2	18.8	107.0
Total revenues	811.4	451.7	1,263.1

Cost of sales	565.2	394.7	959.9
Freight and delivery costs	88.2	18.8	107.0
Total cost of revenues	653.4	413.5	1,066.9
Gross profit	$158.0	$38.2	$196.2

(1) Heritage West 2015 results reflect the 2015 West results less the operating results of acquired TXI locations and one other small acquisition.
(2) Acquired operations reflect the operating results for all acquired TXI aggregates and ready mixed concrete operations reported in the West Group.

	Nine Months Ended September 30,
	Heritage West	West	Variance(3) - Favorable
	2015	2014	(Unfavorable)
Net sales	$723.2	$684.4	$38.8
Freight and delivery revenues	88.2	100.7	(12.5)
Total revenues	811.4	785.1	26.3

Cost of sales	565.2	577.7	12.5
Freight and delivery costs	88.2	100.7	12.5
Total cost of revenues	653.4	678.4	25.0
Gross profit	$158.0	$106.7	$51.3

(3) The variance reflects the change between Heritage West 2015 and West 2014.

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MLM Announces Second-Quarter 2015 Results

November 3, 2015

MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	September 30,	December 31,	September 30,
	2015	2014	2014
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents	$436.4	$108.7	$73.6
Accounts receivable, net	577.4	421.0	523.9
Inventories, net	464.5	484.9	475.3
Other current assets	163.6	274.2	140.0
Property, plant and equipment, net	3,073.5	3,402.8	3,378.0
Intangible assets, net	2,577.2	2,664.0	2,642.5
Other noncurrent assets	145.9	108.8	105.6
Total assets	$7,438.5	$7,464.4	$7,338.9

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$147.5	$14.3	$14.3
Other current liabilities	427.9	382.3	422.7
Long-term debt (excluding current maturities)	1,557.6	1,571.1	1,603.9
Other noncurrent liabilities	1,052.9	1,144.0	922.4
Total equity	4,252.6	4,352.7	4,375.6
Total liabilities and equity	$7,438.5	$7,464.4	$7,338.9

- MORE -

MLM Announces Second-Quarter 2015 Results

November 3, 2015

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)
	Nine Months Ended
	September 30,
	2015	2014
Operating activities:
Consolidated net earnings	$205.7	$90.3
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	199.9	154.1
Stock-based compensation expense	10.7	6.4
Loss (gain) on divestitures and sales of assets	27.6	(47.8)
Deferred income taxes	43.3	45.0
Excess tax benefits from stock-based compensation	-	(2.4)
Other items, net	(6.5)	1.7
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(155.1)	(120.1)
Inventories, net	(17.6)	1.3
Accounts payable	22.2	26.5
Other assets and liabilities, net	(10.6)	46.6
Net cash provided by operating activities	319.6	201.6

Investing activities:
Additions to property, plant and equipment	(212.4)	(138.6)
Acquisitions, net	(10.8)	(0.2)
Cash received in acquisition	-	59.9
Proceeds from divestitures and sales of assets	422.0	113.2
Repayments from affiliate	1.8	0.9
Payment of railcar construction advances	(25.3)	(14.5)
Reimbursement of railcar construction advances	25.2	14.5
Net cash provided by investing activities	200.5	35.2

Financing activities:
Borrowings of long-term debt	230.0	868.8
Repayments of long-term debt	(111.4)	(1,024.0)
Payments on capital leases	(5.8)	(2.2)
Debt issue costs	-	(2.4)
Change in bank overdraft	(0.2)	(2.6)
Repurchase of common stock	(257.7)	-
Dividends paid	(81.2)	(64.3)
Purchase of remaining interest in existing subsidiaries	-	(19.5)
Excess tax benefits from stock-based compensation	-	2.4
Issuances of common stock	33.9	38.2
Net cash used for financing activities	(192.4)	(205.6)

Net increase in cash and cash equivalents	327.7	31.2
Cash and cash equivalents, beginning of period	108.7	42.4
Cash and cash equivalents, end of period	$436.4	$73.6

- MORE -

MLM Announces Second-Quarter 2015 Results

November 3, 2015

MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	Volume	Pricing	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Product Line: (2)
Mid-America Group	4.2%	4.1%	5.9%	4.6%
Southeast Group	9.1%	5.8%	6.0%	4.6%
West Group	5.3%	5.2%	(3.3%)	10.5%
Heritage Aggregates Operations	5.2%	4.8%	2.2%	7.1%
Aggregates Product Line (3)	5.4%	5.4%	8.9%	7.9%

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Shipments (tons in thousands)	2015	2014	2015	2014
Heritage Aggregates Product Line: (2)
Mid-America Group	21,842	20,971	50,991	48,147
Southeast Group	5,406	4,954	14,769	13,931
West Group	15,553	14,764	40,805	42,203
Heritage Aggregates Operations	42,801	40,689	106,565	104,281
Acquisitions	4,720	4,419	11,855	4,419
Aggregates Product Line (3)	47,521	45,108	118,420	108,700

(1) Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.
(2) Heritage Aggregates Product Line and Heritage Aggregates Operations exclude volume and pricing data for acquisitions that have not been included in prior-year operations for a full calendar year.
(3) Aggregates Product Line includes acquisitions from the date of acquisition and divestitures through the date of disposal.

- MORE -

MLM Announces Second-Quarter 2015 Results

November 3, 2015

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Heritage:
Aggregates tons - external customers	40,880	38,982	102,359	100,117
Internal aggregates tons used in other product lines	1,921	1,707	4,206	4,164
Total aggregates tons	42,801	40,689	106,565	104,281

Asphalt tons - external customers	473	476	1,042	1,182
Internal asphalt tons used in road paving business	783	777	1,296	1,347
Total asphalt tons	1,256	1,253	2,338	2,529

Ready Mixed Concrete - cubic yards	690	580	1,587	1,539

Acquisitions:
Aggregates tons - external customers	3,604	3,174	8,968	3,174
Internal aggregates tons used in other product lines	1,116	1,245	2,887	1,245
Total aggregates tons	4,720	4,419	11,855	4,419

Ready Mixed Concrete - cubic yards	1,421	1,466	3,501	1,466

Cement tons - external customers	1,081	1,272	3,100	1,272
Internal cement tons used in other product lines	256	253	657	253
Total Cement tons	1,337	1,525	3,757	1,525

Average unit sales price by product line (including internal sales):
Heritage:
Aggregates (per ton)	$11.62	$11.09	$11.78	$10.99
Asphalt (per ton)	$43.00	$41.24	$42.80	$41.68
Ready Mixed Concrete (per cubic yard)	$103.30	$94.72	$101.63	$92.39

Acquisitions:
Aggregates (per ton)	$13.34	$11.83	$13.39	$11.83
Ready Mixed Concrete (per cubic yard)	$95.65	$86.10	$90.93	$86.10
Cement (per ton)	$99.95	$85.95	$97.48	$85.95

- MORE -

MLM Announces Third-Quarter 2015 Results

November 3, 2015

MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures
(Dollars in millions)

Gross margin as a percentage of net sales and operating margin as a percentage of net sales represent non-GAAP measures.  The Company presents these ratios calculated based on net sales, as it is consistent with the basis by which management reviews the Company's operating results.  Further, management believes it is consistent with the basis by which investors analyze the Company's operating results, given that freight and delivery revenues and costs represent pass-throughs and have no profit markup.  Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles ("GAAP").  The following tables present the calculations of gross margin and operating margin for the three and nine months ended September 30, 2015 and 2014, in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:

Gross Margin in Accordance with Generally Accepted	Three Months Ended		Nine Months Ended
Accounting Principles	September 30,		September 30,
	2015	2014	2015	2014
Gross profit	$262.5	$195.6	$536.9	$357.0
Total revenues	$1,082.2	$1,003.7	$2,695.0	$2,101.6
Gross margin	24.3%	19.5%	19.9%	17.0%

	Three Months Ended		Nine Months Ended
Gross Margin Excluding Freight and Delivery Revenues	September 30,		September 30,
	2015	2014	2015	2014
Gross profit	$262.5	$195.6	$536.9	$357.0
Total revenues	$1,082.2	$1,003.7	$2,695.0	$2,101.6
Less: Freight and delivery revenues	(77.0)	(85.8)	(207.7)	(202.0)
Net sales	$1,005.2	$917.9	$2,487.3	$1,899.6
Gross margin excluding freight and delivery revenues	26.1%	21.3%	21.6%	18.8%

Operating Margin in Accordance with Generally Accepted	Three Months Ended		Nine Months Ended
Accounting Principles	September 30,		September 30,
	2015	2014	2015	2014
Earnings from operations	$179.5	$116.0	$342.0	$196.3
Total revenues	$1,082.2	$1,003.7	$2,695.0	$2,101.6
Operating margin	16.6%	11.6%	12.7%	9.3%

	Three Months Ended		Nine Months Ended
Operating Margin Excluding Freight and Delivery Revenues	September 30,		September 30,
	2015	2014	2015	2014
Earnings from operations	$179.5	$116.0	$342.0	$196.3
Total revenues	$1,082.2	$1,003.7	$2,695.0	$2,101.6

- MORE -

MLM Announces Third-Quarter 2015 Results

November 3, 2015

Less: Freight and delivery revenues	(77.0)	(85.8)	(207.7)	(202.0)
Net sales	$1,005.2	$917.9	$2,487.3	$1,899.6
Operating margin excluding freight and delivery revenues	17.9%	12.6%	13.7%	10.3%

Cement Group Gross Margin in Accordance with Generally Accepted	Three Months Ended
Accounting Principles	September 30,
	2015	2014
Gross profit	$38.2	$24.2
Total revenues	$116.1	$115.7
Gross margin	32.9%	20.9%

Cement Group Gross Margin Excluding Freight and Delivery Revenues	Three Months Ended
	September 30,
	2015	2014
Gross profit	$38.2	$24.2
Total revenues	$116.1	$115.7
Less: Freight and delivery revenues	(5.6)	(6.2)
Net sales	$110.5	$109.5
Gross margin excluding freight and delivery revenues	34.6%	22.1%

- MORE -

MLM Announces Third-Quarter 2015 Results

November 3, 2015

MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars in millions)

The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing 12 months is a covenant under the Company's revolving credit facility, term loan facility and accounts receivable securitization facility.  Under the terms of these agreements, as amended, the Company's ratio of Consolidated Debt-to-Consolidated EBITDA as defined, for the trailing 12 months can not exceed 3.50 times as of September 30, 2015, with certain exceptions related to qualifying acquisitions, as defined.

The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing 12 months at September 30, 2015. For supporting calculations, refer to Company's website at www.martinmarietta.com.

Twelve Month Period
October 1, 2014 to
September 30, 2015
Earnings from continuing operations attributable to Martin Marietta Materials, Inc.	$269.5
Add back:
Interest expense	78.4
Income tax expense	120.8
Depreciation, depletion and amortization expense	264.2
Stock-based compensation expense	13.3
Acquisition-related expenses, net, related to the TXI acquisition	6.9
Loss on divestiture and other noncash related items	29.9
Deduct:
Interest income	(0.4)

Consolidated EBITDA, as defined	$782.6

Consolidated Debt, including debt for which the Company is a co-borrower, at September 30, 2015	$1,730.6

Consolidated Debt-to-Consolidated EBITDA, as defined,
at September 30, 2015 for the trailing twelve month EBITDA	2.21 times

- MORE -

MLM Announces Third-Quarter 2015 Results

November 3, 2015

MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars in millions)

Incremental gross margin (excluding freight and delivery revenues) is a non-GAAP measure.  The Company presents this metric to enhance analysts' and investors' understanding of the impact of increased sales on profitability.  The following shows the calculation of incremental gross margin (excluding freight and delivery revenues) for the consolidated Company and the Aggregates business for the quarter ended September 30, 2015:

Consolidated net sales for the quarter ended September 30, 2015	$1,005.2
Consolidated net sales for the quarter ended September 30, 2014	917.9
Incremental net sales	$87.3

Consolidated gross profit for the quarter ended September 30, 2015	$262.5
Consolidated gross profit for the quarter ended September 30, 2014	195.6
Incremental gross profit	$66.9

Consolidated incremental gross margin (excluding freight and delivery revenues) for the quarter ended September 30, 2015	77%

Aggregates business net sales for the quarter ended September 30, 2015	$837.4
Aggregates business net sales for the quarter ended September 30, 2014	749.7
Incremental net sales	$87.7

Aggregates business gross profit for the quarter ended September 30, 2015	$211.8
Aggregates business gross profit for the quarter ended September 30, 2014	152.2
Incremental gross profit	$59.6

Aggregates business incremental gross margin (excluding freight and delivery revenues) for the quarter ended September 30, 2015	68%

- MORE -

MLM Announces Third-Quarter 2015 Results

November 3, 2015

MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars, except per share amounts, in millions)

The Company presents the earnings per diluted share impact and operating earnings impact of the loss on the sale of the California cement operations, including other related expenses.  These non-GAAP measures are presented for investors and analysts to evaluate and forecast the Company's ongoing financial results, as the loss on the divestiture and other related expenses are nonrecurring.

The following shows the calculation of the impact of the loss on the sale of the California cement operations and other related expenses on earnings per diluted share for the quarter ended September 30, 2015:

Loss on the sale of the California cement operations and other related expenses	$28.7
Income tax benefit	(11.8)
After-tax impact of loss on the sale of California cement operations and other related expenses	$16.9
Diluted weighted average number of common shares outstanding	67.1
Per diluted share impact of the loss on the sale of the California cement operations and other related expenses	(0.25)
Per diluted share impact of recording a valuation allowance for certain net operating loss carryforwards as a result of the sale of the California cement operations	(0.05)
Total per diluted share impact of the loss on the sale California cement operations and other related expenses	$(0.30)

Reported earnings per diluted share for the three months ended September 30, 2015	$1.74
After-tax impact of loss and other related expenses	(0.25)
Valuation allowance impact	(0.05)
Adjusted earnings per diluted share for the three months ended September 30, 2015	$2.04

The following shows the calculation of the impact of the loss on the sale of the California cement operations and related expenses on earnings from operations for the quarter ended September 30, 2015:

Earnings from operations, as reported	$179.5
Loss related to the sale of the California cement operations and other related expenses	28.7
Adjusted earnings from operations	$208.2

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MLM Announces Third-Quarter 2015 Results

November 3, 2015

MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars, except per share amounts, in millions)

Adjusted consolidated earnings from operations and adjusted earnings per diluted share for the three months ended September 30, 2014, exclude the impact of acquisition-related expenses, net, related to the TXI acquisition and the impact of selling acquired inventory due to the markup to fair value as part of accounting for the TXI acquisition.  Acquisition-related expenses, net, consist of acquisition and integration expenses and the nonrecurring gain on the sale of a quarry in Oklahoma and two rail yards in Texas related to the combination with TXI.  Adjusted consolidated earnings from operations and adjusted earnings per diluted share represent non-GAAP financial measures.  Management presents these measures for investors and analysts to evaluate and forecast the Company's financial results, as acquisition-related expenses, net, and the impact of selling acquired inventory due to the markup to fair value are nonrecurring.

The following shows the calculation of the impact of acquisition-related expenses, net, related to the combination with TXI on the earnings per diluted share for the three months ended September 30, 2014:

Acquisition-related expenses, net, related to the business combination with TXI	$26.1
Income tax expense	11.5
After-tax impact of acquisition-related expenses, net, related to the business combination with TXI	$37.6
Diluted weighted average number of common shares outstanding	67.5
Per diluted share impact of acquisition-related expenses, net, related to the business combination with TXI	$(0.56)

The following shows the calculation of the earnings per diluted share impact of selling acquired inventory due to the markup to fair value as part of accounting for the TXI acquisition for the three months ended September 30, 2014:

Earnings impact of selling acquired inventory due to markup to fair value as part of accounting for the TXI acquisition	$(10.9)
Income tax benefit	4.0
After-tax impact of selling acquired inventory due to markup to fair value as part of accounting for the TXI acquisition	$(6.9)
Diluted weighted average number of common shares outstanding	67.5
Per diluted share impact of selling acquired inventory due to markup to fair value as part of accounting for the TXI acquisition	$(0.10)

Reported earnings per diluted share for the three months ended September 30, 2014	$0.79
Acquisition-related expenses, net impact	(0.56)
Inventory markup impact	$(0.10)
Adjusted earnings per diluted share for the three months ended September 30, 2014	$1.45

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MLM Announces Third-Quarter 2015 Results

November 3, 2015

MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars, except per share amounts, in millions)

The following reconciles earnings from operations as reported to adjusted earnings from operations, which excludes acquisition-related expenses, net, and the impact of selling acquired inventory marked up to fair value at the acquisition date  for the quarter ended September 30, 2014:

Earnings from operations, as reported	$116.0
Acquisition-related expenses, net, related to the business combination with TXI	26.1
Impact of selling acquired inventory due to markup to fair value as part of accounting for the TXI acquisition	10.9
Adjusted earnings from operations	$153.0

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